As filed with the Securities and Exchange Commission on August 22, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BANK7 CORP.
(Exact name of registrant as specified in its charter)

Oklahoma	20-0764349
(State or other jurisdiction of	(I.R.S Employer Identification
incorporation or organization)	Number)

1039 N.W. 63rd Street
Oklahoma City, Oklahoma 73116
(Address of principal executive offices)
--------------------------------------------------
Bank7 Corp. 2018 Equity Incentive Plan
(Full title of plan)

Thomas L. Travis
President and Chief Executive Officer
Bank7 Corp.
1039 N.W. 63rd Street
Oklahoma City, Oklahoma 73116
(405) 810-8600
(Name, address and telephone number of agent for service)

WITH COPIES TO:
Justin L. Jackson
McAfee & Taft
Two Leadership Square, 8th Floor
211 North Robinson
Oklahoma City, OK 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 and relates to an increase of 1,071,959 shares of Common Stock of the Registrant reserved for issuance under the Bank7 Corp 2018 Equity Incentive Plan (the “2018 Plan”).  This Registration Statement registers the 1,071,959 additional shares of Common Stock available for issuance under the 2018 Plan, which includes (i) an increase of 507,500 shares approved by the shareholders on May 20, 2020, (ii) 264,459 shares previously added to the 2018 Plan through the “evergreen” provisions of the 2018 Plan, and (iii) 300,000 shares that may be added in the future pursuant to the “evergreen” provisions of the 2018 Plan. The “evergreen” provision in the 2018 Plan provides that on each January 1, an additional number of shares equal to the lesser of: (i) 1% of the then-outstanding shares of Common Stock, (ii) 100,000 shares of Common Stock, or (iii) an amount determined by the board of directors of the Registrant will be added to the shares of Common Stock authorized for issuance under the 2018 Plan.

The 1,071,959 additional shares of Common Stock available for issuance under the 2018 Plan registered pursuant to this Registration Statement are the same class as those previously registered on Forms S-8 filed with the Commission on September 20, 2018 (File No. 333-227437).  The contents of the aforementioned Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated herein by reference, except as modified herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.(1)

Item 2.	Registrant Information and Employee Plan Annual Information.(1)

(1)
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the 2018 Plan as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024;

•	The information incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2023 from our proxy statement on Schedule 14A, filed with the SEC on March 28, 2024;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024 and June 30, 2024 filed respectively with the SEC on May 15, 2024 and August 8, 2024;

•	Our Current Reports on Form 8-K filed with the SEC on March 20, 2024 and May 17, 2024; and

•	The description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2023, filed with the SEC on March 25, 2024.

•
All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

2

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1031 of the Oklahoma General Corporation Act (“OGCA”), under which we are incorporated, permits, and in some circumstances requires, us to indemnify our directors and officers. Article Seven of our Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers under certain circumstances. In addition, our Amended and Restated Certificate of Incorporation provide for indemnification of each of our officers and directors against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise at our request, other than an action by or in the right of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. Subject to such limitations, our Amended and Restated Certificate of Incorporation grants indemnity to the fullest extent permissible under the law, but does not grant indemnity with respect to, matters as to which indemnification would be in contravention of the laws of the State of Oklahoma or the United States of America, whether as a matter of public policy or pursuant to statutory provision.

As permitted by the OGCA and our Amended and Restated Certificate of Incorporation, we also have the authority to maintain insurance on behalf of our directors and officers against liability arising out of their status as such.

We have also entered into separate indemnification agreements with our executive officers and directors, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation. These agreements, among other things, require us to indemnify our executive officers and directors for certain expenses, including attorneys’ fees, incurred by an executive officer or director in any action or proceeding arising out of their services as one of our executive officers or directors, or as an executive officer or director of any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

In addition, as authorized by the OGCA, our Amended and Restated Certificate of Incorporation provides that the directors shall not be personally liable for monetary damages to the corporation relating to their conduct as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the OGCA as the same exists or may hereafter be amended. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for an alleged breach of their duties.

3

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We carry standard directors’ and officers’ liability insurance covering our directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description

4.1*
Amended and Restated Certificate of Incorporation of Bank7 Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2021 (File No. 001-38656))

4.2*
Second Amended and Restated Bylaws of Bank7 Corp. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 20, 2024 (File No. 001-38656))

5.1	Opinion of McAfee & Taft A Professional Corporation.

23.1	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5.1).

23.2	Consent of Forvis Mazars, LLP.

24.1	Power of Attorney (included on the signature page of this registration statement).

107	Calculation of Filing Fee Tables

* Incorporated by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

4

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on August 21, 2024.

Bank7 Corp.

By:	/s/ Thomas L. Travis
Thomas L. Travis
President and Chief Executive Officer

By:	/s/ Kelly J. Harris
Kelly J. Harris
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas L. Travis and Kelly J. Harris and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ William B. Haines
William B. Haines	Director; Chairman	August 21, 2024

/s/ Thomas L. Travis
Thomas L. Travis	Director; President and Chief Executive Officer (principal executive officer)	August 21, 2024

/s/ William M. Buergler
William M. Buergler	Director	August 21, 2024

/s/ John T. Phillips
John T. Phillips	Director	August 21, 2024

/s/ Gary D. Whitcomb
Gary D. Whitcomb	Director	August 21, 2024

/s/ J. Michael Sanner
J. Michael Sanner	Director	August 21, 2024

/s/ Teresa L. Dick
Teresa L. Dick	Director	August 21, 2024

/s/ Edward P. Gray
Edward P. Gray	Director	August 21, 2024